JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com News release: IMMEDIATE RELEASE Investor Contact: Mikael Grubb, 212-270-1717 Media Contact: Joseph Evangelisti, 212-270-7438 JPMorgan Chase Elects Alex Gorsky to its Board of Directors New York, July 19, 2022 – JPMorgan Chase (NYSE: JPM) announced today that Alex Gorsky, 62, has been elected director of the company, effective immediately. Mr. Gorsky serves as Executive Chairman of Johnson & Johnson. He previously served as Chairman and Chief Executive Officer of the company from 2012-2021. Under his leadership, Johnson & Johnson has become one of the world’s largest healthcare companies and one of the foremost innovators in research and development for emerging health technologies. His influence has shaped both the healthcare landscape and the greater business community through his work as a member of the Business Roundtable and on the Business Council. He currently sits on the boards of Apple, Inc., IBM, New York-Presbyterian Hospital, and the Travis Manion Foundation, and serves on the Wharton School of the University of Pennsylvania Board of Advisors. “Alex Gorsky is one of the most successful and respected leaders in business today, and I have known and admired him for many years, including during our work together on the Business Roundtable. His deep experience in bringing cutting-edge technology to the world’s most urgent and complex healthcare challenges and his long track record of leading innovative and diverse teams around the world will add great value to our company,” said Jamie Dimon, Chairman and CEO of JPMorgan Chase. Mr. Gorsky said, “I am excited to join the board of JPMorgan Chase, one of the most successful and influential companies in the world today. I look forward to bringing my experience to help the company navigate a rapidly evolving environment as it continues to find innovative ways to better serve customers, businesses and communities around the world.” About JPMorgan Chase JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $3.8 trillion in assets and $286.1 billion in stockholders’ equity as of June 30, 2022. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com. ###